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EXHIBIT 99.1

Comverge to Expand International Operations to Capitalize on Growing Global Demand for Intelligent Energy Management Solutions

Michael D. Picchi to Lead New International Subsidiary

Norcross, GA, March 09, 2011 - Comverge, Inc. (Nasdaq: COMV), the leading provider of Intelligent Energy Management solutions for Residential and Commercial & Industrial customers, today announced that it has established a new International subsidiary to capitalize on the growing global demand for its comprehensive portfolio of next-generation software, hardware and services. Michael D. Picchi, Comverge’s CFO will lead the new subsidiary as president of Comverge International.  A formal search for a new chief financial officer has already begun and Mike will stay on in his role through the transition.

“To continue to offer premier Intelligent Energy Management solutions to our customers and lead the industry into the future, it is vital that we think globally,” said Comverge President and CEO, R. Blake Young. “The formation of Comverge International puts us in the best possible position to continue leading the market today while helping customers around the world bridge to the promise of the smart grid and increasingly more sophisticated energy management solutions. Mike brings unique and highly valuable industry experience and knowledge to this new role and we look forward to his leadership in this business.”

Picchi joined Comverge in February 2006 as senior vice president, chief accounting officer, where he was responsible for all accounting functions. He was named executive vice president, chief financial officer in June 2006 and later served as interim president and chief executive officer for eight months in 2009. Prior to Comverge, Picchi held senior finance and operations roles at publicly traded organizations including PRG-Schultz International and AirGate PCS, Inc., a Sprint PCS wireless affiliate. Picchi began his career at Coopers & Lybrand LLP and is a certified public accountant and chartered financial analyst.

“By some estimates, utilities worldwide will collectively invest more than US$378 billion in building smart grid infrastructure by 2030,” said Comverge International President, Michael D. Picchi. “While the North America market will constitute a large portion of that investment, there is a huge opportunity for Comverge to build on its existing relationships to help residential and commercial and industrial customers in many different regions across the world. This is an exciting opportunity and I am confident that this will become a thriving part of our business.”

Comverge International builds on direct in-country relationships in five regions across the world and a series of international partnerships. In June 2010, Comverge announced a joint venture agreement with Projects International, an international business advisory company, to pursue opportunities to leverage its Intelligent Energy Management solutions outside of North America. The success of these partnerships combined with extensive market research, led to the formation of Comverge International.

About Comverge
With more than 500 utility and 2,100 commercial customers, as well as five million residential deployments, Comverge brings unparalleled industry knowledge and experience to offer the most reliable, easy-to-use, and cost-effective intelligent energy management programs. We deliver the insight and control that enables energy providers and consumers to optimize their power usage through the industry's only proven, comprehensive set of technology, services and information management solutions. For more information, visit www.comverge.com.

For Additional Information
Simon Jones
PR for Comverge, Inc.
415.856.5155
sjones@blancandotus.com